Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TOP SHIPS INC.

(Exact name of Registrant as specified in its charter)

The Republic of the Marshall Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece 011 30 210 8128180	Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200
(Address and telephone number of Registrant’s principal executive offices)	(Name, address and telephone number of agent for service)

Copies to:

Gary J. Wolfe, Esq.

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

(212) 574-1200 (telephone number)

(212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, par value $0.01 per share
Preferred Stock, par value $0.01 per share
Preferred Stock Purchase Rights(4)
Debt Securities(5)
Guarantees(6)
Warrants(7)
Purchase Contracts(8)
Rights(9)
Units(10)
Total		$250,000,000	$32,200

(1)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $250,000,000. Also includes such indeterminate amount of debt securities and shares of common stock and preferred stock as may be issued upon conversion or exchange for any other debt securities or preferred stock that provide for conversion or exchange into other securities.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. Pursuant to General Instruction II.C of Form F-3, the table does not specify by each class information as to the proposed maximum aggregate offering price. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. In no event will the aggregate offering price of all securities sold by Top Ships Inc. pursuant to this registration statement exceed $250,000,000.
(3)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933.
(4)	Preferred stock purchase rights are not currently separable from the common stock and are not currently exercisable. The value attributable to the preferred stock purchase rights, if any, will be reflected in the market price of the common stock.
(5)	If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $250,000,000.
(6)	The debt securities may be guaranteed pursuant to guarantees by the subsidiaries of Top Ships Inc. No separate compensation will be received for the guarantees. Pursuant to Rule 457(n), no separate fees for the guarantees are payable.
(7)	There is being registered hereunder an indeterminate number of warrants as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $250,000,000.
(8)	There is being registered hereunder an indeterminate number of purchase contracts as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $250,000,000.
(9)	There is being registered hereunder an indeterminate number of rights as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $250,000,000.
(10)	There is being registered hereunder an indeterminate number of units as may from time to time be sold at indeterminate prices not to exceed an aggregate offering price of $250,000,000. Units may consist of any combination of the securities registered hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter	Country of Incorporation	Primary Standard Industrial Classification Code No.
Parnasos Shipping Company Limited	Liberia	4412
Japan I Shipping Company Limited	Liberia	4412
Japan II Shipping Company Limited	Liberia	4412
Japan III Shipping Company Limited	Liberia	4412
Banksy Shipping Company Limited	Liberia	4412
Top Tanker Management Inc.	Marshall Islands	4412
Ilisos Shipping Company Limited	Marshall Islands	4412
Amalfi Shipping Company Limited	Marshall Islands	4412
Lyndon International Co	Marshall Islands	4412
Monte Carlo 37 Shipping Company Limited	Marshall Islands	4412
Monte Carlo Seven Shipping Company Limited	Marshall Islands	4412
Monte Carlo 39 Shipping Company Limited	Marshall Islands	4412
Mytikas Shipping Company Limited	Marshall Islands	4412
Monte Carlo One Shipping Company Limited	Marshall Islands	4412
Monte Carlo LAX Shipping Company Limited	Marshall Islands	4412

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the securities and exchange commission is effective.

PRELIMINARY PROSPECTUS	Subject to completion, dated June 27, 2014

$250,000,000

TOP SHIPS INC.

Through this prospectus we may periodically offer:

(1)	shares of our common stock, including related preferred stock purchase rights;

(2)	shares of our preferred stock;

(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;

(4)	our warrants;

(5)	our purchase contracts;

(5)	our rights; and

(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued under this prospectus may not exceed $250,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

The prices and other terms of the securities that we will offer will be determined at the time of their offering and will be described in a supplement to this prospectus.

Our common shares are traded on the Nasdaq Global Select Market under the symbol “TOPS.”

The aggregate market value of our outstanding common stock held by non-affiliates is $63,362,611, based on 18,969,989 shares of common stock outstanding, of which 11,334,993 are held by non-affiliates, and a closing price on the Nasdaq Global Select Market of $5.59 on May 13, 2104. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the twelve calendar month period that ends on and includes the date hereof.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus, and other risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2014

Unless otherwise indicated, all references to “dollars” and “$” in this prospectus are to, and amounts presented in, United States dollars and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. We have a fiscal year end of December 31.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process. Under the shelf registration process, we may sell shares of common stock (including related preferred stock purchase rights), shares of preferred stock, debt securities (and related guarantees), warrants, purchase contracts, rights and units described in this prospectus from time to time in one or more offerings, up to a total of $250,000,000. This prospectus only provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a supplement to this prospectus that will describe the specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read carefully both this prospectus and any supplement, together with the additional information described below.

This prospectus and any prospectus supplement are part of a registration statement we filed with the SEC and do not contain all the information in the registration statement. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. For further information about us or the securities offered hereby, you should refer to the registration statement, which you can obtain from the SEC as described below under the section entitled “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an

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offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

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SUMMARY

This section summarizes some of the information that is contained in or incorporated by reference in this prospectus. As an investor or prospective investor, you should review carefully all of the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, including the “Risk Factors” and our financial statements and related notes contained herein and therein, before making an investment decision. Unless otherwise indicated, the information presented in this prospectus gives effect to a one-for-seven reverse stock split of our issued and outstanding common shares effective on April 21, 2014.

Unless the context otherwise requires, as used in this prospectus, the terms “Company,” “we,” “us,” and “our” refer to Top Ships Inc. and all of its subsidiaries, and “Top Ships Inc.” refers only to Top Ships Inc. and not to its subsidiaries. We use the term deadweight ton, or dwt, in describing the size of vessels. Dwt, expressed in metric tons each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. Our reporting currency is the U.S. dollar and all references in this prospectus to “$” or “dollars” are to U.S. dollars. Throughout this prospectus, the conversion from Euros to U.S. dollars is based on the U.S. dollar/Euro exchange rate of 1.379 as of December 31, 2013, unless otherwise specified.

Our Company

We are a provider of international seaborne transportation services, carrying petroleum products for the oil industry.

Our fleet is expected to initially consist of six medium-range, or MR, product/chemical tankers under construction, including two 39,000 dwt and four 50,000 dwt tankers, of which one 50,000 dwt tanker was delivered on June 20, 2014, with the remaining five tankers scheduled to be delivered from Hyundai Mipo Dockyard Co., Ltd. between the first quarter of 2015 and the third quarter of 2016. We have fixed all of the vessels of our fleet on medium-term time charter contracts commencing upon delivery.

We acquired our five newbuilding vessels under construction on March 19, 2014, through share purchase agreements we entered into with affiliates of our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, and unrelated third parties. We acquired the shipbuilding contracts for these vessels, Hull Nos. S407, S418, S419, S414 and S417, for an aggregate purchase price of $43.3 million, paid as follows: $2.5 million in cash and $40.8 million in newly-issued common shares, issued at $7.00 per share. Pursuant to the share purchase agreements with respect to Hull Nos. S407, S418, S419 and S417, until September 19, 2014, we will have the right to buy back up to 2,046,342 shares issued to the unaffiliated parties to the agreements at a price of $8.40 per share. Concurrently with the share purchase agreements, we entered into an agreement to terminate the MOA we had previously entered into on December 5, 2013 for the acquisition of Hull S418, and to apply the full amount of the deposit paid under the MOA, in the amount of $7.0 million, to reduce the purchase price under the share purchase agreement.

On February 6, 2014, we entered into a memorandum of agreement, or an MOA, with an affiliate of Mr. Pistiolis, to acquire Hull No. S406, the vessel which was delivered on June 20, 2014 and renamed the M/T Eships Taweelah.

We intend to continue to review the market in order to identify potential acquisition targets which will be accretive to our earnings per share. Our acquisition strategy focuses on the acquisition and operation of the latest generation MR product/chemical tankers with fuel-efficient specifications and sizes of greater than 38,000 dwt, consistent with our current fleet of newbuildings under construction. We believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage.

We believe we have established a reputation in the international ocean transport industry for operating and maintaining vessels with high standards of performance, reliability and safety. We have assembled a management team comprised of executives who have extensive experience managing and operating large and diversified fleets of vessels, and who have strong ties to a number of national, regional and international oil companies, charterers and traders.

Our Fleet

The following table presents certain information concerning our fleet as of the date of this prospectus:

Operating Fleet:

	Delivery Date	Capacity (Dwt)	Type	Charterer	Duration (years fixed + options)*	Gross Rate per day fixed period/ options**
M/T Eships Taweelah	June 20, 2014	50,000	MR	Eships Tankers Ltd	2+1	$ $	16,000/ 17,250

Newbuilding Fleet:

	Contractual Delivery Dates	Capacity (Dwt)	Type	Charterer upon delivery	Duration (years fixed + options)*	Expected Gross Rate per day fixed period/ options**
Hull number S407	Q1 2015	50,000	MR	Eships Tankers Ltd	2+1	$ $	16,000/ 17,250
Hull number S418	Q3 2015	39,000	MR	BP Shipping Limited	3+1+1	$ $ $	15,200/ 16,000/ 16,750
Hull number S419	Q1 2016	39,000	MR	BP Shipping Limited	3+1+1	$ $ $	15,200/ 16,000/ 16,750
Hull number S414	Q2 2016	50,000	MR	Eships Tankers Ltd	2+1	$ $	16,000/ 17,250
Hull number S417	Q3 2016	50,000	MR	Dampskibsselskabet NORDEN A/S	5+1+1	$ $ $	16,800/ 17,600/ 18,400

*	Options may be exercised at the charterer’s option
**	Includes a 1.25% commission payable to our Fleet Manager and a 1.25% commission payable to third party brokers.

Our existing vessel is, and all of our vessels under construction will be, equipped with engines of modern design and with improvements in the hull, propellers and other parts of the vessel specifically designed to decrease fuel consumption and reduce emissions. Vessels with this combination of technologies, introduced in the last two years from certain shipyards, are commonly referred to as ECO vessels.

We have remaining contractual commitments for the acquisition of our fleet totaling approximately $130.7 million, including $22.1 million, $28.2 million, $28.2 million, $26.0 million and $26.2 million pursuant to our newbuilding agreements for Hull S407, Hull S418, Hull S419, Hull S414 and Hull S417, respectively. We plan to finance the remaining contractual cash commitments for our fleet with borrowings under new credit facilities, cash flows from operations and net proceeds from securities offered in the public and private equity and debt capital markets.

Competitive Strengths

Experienced Management Team. Our founder, President and Chief Executive Officer, Evangelos J. Pistiolis, has assembled a management team of senior executive officers, some of whom have been with us for more than 10 years, with extensive experience in all aspects of the shipping industry. Our management team’s experience encompasses the commercial, technical, management and financial areas of our business, and we believe their extensive experience will promote a focused marketing effort, tight quality and cost controls, effective operations and safety.

Modern, Fuel-Efficient Fleet. All of the newbuilding vessels of our fleet have been built, or are being built, with the latest-generation, fuel-efficient design and specification. Additionally, all our vessels have IMO II/III designation specifications which enable them to transport a wide variety of oil products, including certain chemical cargoes, which we believe will make our vessels attractive to a wide base of charterers. We believe that modern, fuel-efficient vessels like ours will command higher charter rates than conventional vessels.

Sister Ship Fleet. When we take delivery of all six of our newbuilding vessels, approximately 72% of our fleet in terms of dwt will be considered “sister ships,” which are vessels of the same type and specification. We expect that the uniform nature of our sister ships will provide us with cost efficiencies in maintaining, supplying and crewing them. We intend to continue to seek to acquire sister ships, which we believe will provide us with efficiencies in meeting our customers’ needs and enhance the revenue generating potential of our fleet by providing operational and scheduling flexibility.

Strong Relationships with Reputable Charterers. We have built strong relationships with many well-known charterers, which we believe is the result of our proven track record and our reputation for dependability. Through fixed period time charters and spot charters, we have provided services to many national, regional and international oil companies, charterers and oil traders, including Shell, BP, ExxonMobil, Petrobras, ConocoPhillips, Pemex, Hellenic Petroleum, Glencore, Vitol and Trafigura. We focus on the needs of our customers and intend to acquire tankers and upgrade our fleet based on their requirements and specifications, which we believe will enable us to obtain repeat business from our customers. As of the date of this prospectus, all of our vessels are party to multi-year time charters, three with Eships Tankers Ltd., two with BP Shipping Limited and one with Dampskibsselskabet NORDEN A/S, to commence on each vessel’s delivery.

Business Strategy

Our business strategy is focused on expanding our fleet by identifying potential acquisition targets on terms which will be accretive to our earnings per share. Our acquisition strategy focuses on the acquisition and operation of the latest generation MR product/chemical tankers with fuel-efficient specifications and sizes of greater than 38,000 dwt, consistent with our current fleet of newbuildings under construction. Additionally, we may acquire vessels in other sectors which we believe offer attractive investment opportunities, including crude oil tankers. We believe that recent advances in shipbuilding design and technology should make these latest generation vessels more fuel-efficient than older vessels in the global fleet that compete with us for charters, providing us with a competitive advantage. Furthermore, we aim to further nurture and maintain our excellent relationships with participants in the international ocean transport industry, including leading charterers, national and independent oil companies, oil traders, brokers, suppliers, classification societies, insurers, shipyards and others.

The key elements of our business strategy are:

Return-Driven Acquisitions. We intend to grow our fleet through timely and selective acquisitions of high quality vessels in a manner that will be accretive to our earnings per share. Our acquisition strategy focuses on the acquisition and operation of the latest generation MR product/chemical tankers with fuel-efficient specifications and sizes of greater than 38,000 dwt. We continuously monitor acquisition opportunities in various sectors of the shipping industry based on certain financial returns criteria. We seek to identify, analyze and strategically invest when attractive opportunities arise.

Focus on high specification ECO modern tonnage. All of the vessels in our fleet are being built with the latest generation fuel-efficient design and specification, and we intend to focus our acquisition strategy on modern fuel-efficient vessels.

Maintain stable cash flows. We seek to maintain stable cash flows by pursuing medium- to long-term charter contracts for our vessels and focusing on minimizing operating downtime. We believe that our focus on medium to long-term contracts improves the stability and predictability of our operating cash flows, which we believe will enable us to access equity and debt capital markets on attractive terms and, therefore, facilitate our growth strategy.

Capitalize on strategic relationships with high-quality customers. We plan to continue to foster strategic relationships with major international oil companies and high quality charterers for our tankers.

Recent Developments

On February 24, 2014, at a Special Meeting of Shareholders, our shareholders approved a proposal authorizing our Board of Directors to effect a reverse stock split of our issued and outstanding common shares by a ratio of not less than one-for-two and not more than one-for-twenty with the exact ratio to be set at a whole number within this range to be determined by the Board of Directors in its discretion.

On March 7, 2014 we terminated the Letter Agreement with Central Mare Inc., or Central Mare, and on March 10, 2014 we entered into a new Letter Agreement with Central Shipping Monaco SAM, or CSM, which we refer to as our Fleet Manager, providing for newbuilding supervision services, technical and commercial vessel management services, and accounting, reporting and administrative services. CSM is a related party controlled by our President, Chief Executive Officer and Director, Evangelos J. Pistiolis. Please see the section entitled “Certain Relationships and Related-Party Transactions” for further information.

On April 2, 2014 our Board of Directors determined to effect a one-for-seven reverse stock split of our common stock. The reverse stock split was effected on April 21, 2014. As a result of the reverse stock split, the number of outstanding shares decreased to 8,309,997 shares and the par value of our common shares remained unchanged at $0.01 per share.

On April 7, 2014 we entered into a time charter party with Dampskibsselskabet NORDEN A/S (“DS Norden A/S”) for our newbuilding vessel Hull No. S417. The time charter is for a duration of five years with a gross daily hire rate of $16,800 per day. The charterers have the option to extend the time charter for another year at $17,600 per day and another year after that for $18,400 per day.

On April 9, 2014 we announced that Mr. Michael Docherty, a Class I director, resigned. We have increased the size of our Board of Directors (the “Board”) from four members to five members, and have appointed Mr. Konstantinos Karelas and Mr. Alexandros Economou to the Board. Both Mr. Konstantinos Karelas and Mr. Alexandros Economou will serve as members of the Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee of the Board.

On June 11, 2014 we sold in an underwritten public offering 10,000,000 shares of our common stock, and warrants to purchase 5,000,000 common shares, at $2.00 per common share and $0.00001 per warrant. Race Navigation Inc., a company wholly-owned by Mr. Pistiolis, purchased $5.0 million of common shares and warrants in the public offering. The warrants have an exercise price of $2.50 per share, are exercisable immediately, and will expire five years from the date of issuance. We granted the underwriters a 45-day option to purchase up to an additional 1,500,000 common shares and/or up to 750,000 additional warrants to cover over-allotments, if any. The offering closed on June 11, 2014. On June 11 and June 18, 2014, the underwriters partially exercised their over-allotment option to purchase an additional 660,000 common shares and 330,000 warrants. The gross proceeds from this offering before deducting the underwriting discount and other offering expenses payable by us were approximately $21.3 million.

On June 20, 2014, we took delivery of our vessel M/T Eships Taweelah. We financed the payment of the final installment for the vessel by entering into a credit facility with Alpha Bank of Greece for an amount of $20.1 million on June 19, 2014 and from the proceeds of the public equity offering. The facility is repayable in 20 consecutive semi-annual installments of $0.7 million each plus a balloon installment of $6.0 million payable together with the last installment. The facility bears interest at a rate of LIBOR + 3.75% per annum. The facility is secured by, among other things, (i) a first priority mortgage over the vessel, (ii) a general assignment of the earnings of the vessel and a specific assignment of any time charter with duration of more than 12 months, (iii) a pledge of the shares of the ship owning subsidiary, (iv) our corporate guarantee, and (v) a pledge of the earnings account. The facility includes customary restrictive covenants and financial covenants, including (i) an asset cover ratio of 125%, (ii) a ratio of EBITDA to net interest expenses of not less than 2:1, (iii) a ratio of total debt to market-adjusted total assets of not more than 70%, (iv) minimum free liquidity of $1.0 million, (v) restrictions on the Borrower incurring further indebtedness or guarantees and (vi) restrictions on the payment of dividends by us and the Borrower.

Corporate Structure

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc.

As of the date of this prospectus, a wholly-owned subsidiary of Top Ships Inc. owns M/T Eships Taweelah, and wholly-owned subsidiaries of Top Ships Inc. incorporated in the Marshall Islands are party to the shipbuilding contracts for the construction of Hulls S407, S418, S419, S414 and S417.

CSM will perform all vessel operational, technical and commercial functions for us, including the chartering of our fleet, as well as newbuilding supervision and accounting, reporting and administrative services.

The current address of our principal executive office is 1 Vas. Sofias and Meg. Alexandrou Str, 15124 Maroussi, Greece. The telephone number of our registered office is +30 210 812 8000. Our corporate website address is www.topships.org. The information contained on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our common shares involves a high degree of risk and uncertainty. You should carefully consider the risks described below and discussed under the caption “Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on February 14, 2014 and incorporated by reference herein, as well as the other information included in this prospectus and the other documents we have incorporated by reference in this prospectus, including the section entitled “Risk Factors” in future Annual Reports before deciding to invest in our common shares. If any of the risks occur, our business, financial conditions or results of operations may be materially and adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of the risks below.

Newbuilding projects are subject to risks that could cause delays.

We have entered into shipbuilding contracts for five newbuilding vessels scheduled to be delivered from Hyundai Mipo Dockyard Co., Ltd. between the first quarter of 2015 and the third quarter of 2016. Newbuilding construction projects are subject to risks of delay inherent in any large construction project from numerous factors, including shortages of equipment, materials or skilled labor, unscheduled delays in the delivery of ordered materials and equipment or shipyard construction, failure of equipment to meet quality and/or performance standards, financial or operating difficulties experienced by equipment vendors or the shipyard, unanticipated actual or purported change orders, inability to obtain required permits or approvals, design or engineering changes and work stoppages and other labor disputes, adverse weather conditions, bankruptcy or other financial crisis of the shipyard, a backlog of orders at the shipyard, or any other events of force majeure. A yard’s failure to complete the project on time may result in the delay of revenue from the vessel. Any such failure or delay could have a material adverse effect on our operating results as we will continue to incur other costs to operate our business.

If we are unable to obtain financing required to complete payments on our newbuildings, we may lose all or a portion of the payments previously made.

We have remaining contractual commitments for the acquisition of the six newbuilding vessels of our fleet totaling approximately $158.1 million as of March 31, 2014, of which $40.2 million is payable in 2014 (including $27.4 million with respect to the M/T Eships Taweelah paid on delivery of the vessel in June 2014), $51.4 million in 2015 and $66.4 million in 2016. We had, as of March 31, 2014, a cash balance of $4.1 million to fund these newbuilding vessels and other newbuilding or secondhand purchases. To fund the delivery installments for Hulls S407, S418, S419, S414, S417, and to acquire further vessels, we will be required to use cash or incur borrowings or raise capital through the sale of additional equity securities. Our ability to obtain bank financing or to access the capital markets for future offerings may be limited by our financial condition at the time of any such financing or offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. If we are not able to borrow additional funds, raise other capital or utilize available cash on hand, we may not be able to take delivery of our contracted newbuildings or acquire other newbuilding or secondhand vessels, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. If for any reason we fail to make a payment when due, which may result in a default under our construction contracts, or otherwise fail to take delivery of a vessel, we would be prevented from realizing potential revenues from this vessel, which could have a material adverse effect on our business, results of operations and financial condition. Additionally, we could also lose all or a portion of our payments to the shipyard for the contracts that were paid by us and we could be liable for penalties and damages under such contracts. Even if we are successful in obtaining necessary funds, incurring additional debt may significantly increase our interest expense and financial leverage, which could limit our financial flexibility and ability to pursue other business opportunities.

Due to market conditions, we may sell our newbuilding vessels at a loss or incur impairment charges.

We have taken delivery of one newbuilding vessel and have entered into shipbuilding contracts for five newbuilding vessels scheduled to be delivered from Hyundai Mipo Dockyard Co., Ltd. between the first quarter of 2015 and the third quarter of 2016. Since the summer of 2008, vessel values in the tanker industry have been very volatile.

The fair market value of our vessels may increase and decrease depending on the following factors:

•	general economic and market conditions affecting the international tanker shipping industry;

•	prevailing level of charter rates;

•	competition from other shipping companies;

•	types, sizes and ages of vessels;

•	other modes of transportation;

•	supply and demand for vessels;

•	cost of newbuildings;

•	price of steel;

•	governmental or other regulations; and

•	technological advances.

If we sell any vessel at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying amount in our financial statements, in which case we will realize a loss. Vessel prices can fluctuate significantly, and in the case where the market value falls below the carrying amount we will evaluate the asset for a potential impairment adjustment and may be required to write down the carrying amount of the vessel in our financial statements and incur a loss and a reduction in earnings, if the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. For example, in the period from 2009 to 2013, as a result of declining vessel values, we recorded significant impairment charges and losses on the sale of vessels in an aggregate amount of approximately $212.8 million.

We expect to be dependent on a limited number of customers for a large part of our revenues, and failure of such counterparties to meet their obligations could cause us to suffer losses or negatively impact our results of operations and cash flows.

In the future we may enter into various contracts, including pooling arrangements, charter agreements, shipbuilding contracts and credit facilities. All of our revenues are currently derived from one charterer, Eships Tankers Ltd., and upon delivery of our five newbuildings under construction, unless we acquire additional vessels, we expect that the majority of our revenues will be derived from three charterers, BP Shipping Limited, Eships Tankers Ltd. and Dampskibsselskabet NORDEN A/S. Such agreements subject us to counterparty risks. The ability of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the maritime industry, the overall financial condition of the counterparty, charter rates received for specific types of vessels, and various expenses. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in the ability of charterers to make charter payments to us. In addition, in depressed market conditions, charterers and customers may no longer need a vessel that is then under charter or contract or may be able to obtain a comparable vessel at lower rates. As a result, charterers and customers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. Should a counterparty fail to honor its obligations under agreements with us, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our share price may continue to be highly volatile, which could lead to a loss of all or part of a shareholder’s investment.

The market price of our common shares has fluctuated widely since our common shares began trading in July of 2004 on the Nasdaq National Market, now the Nasdaq Global Select Market, which we refer to as Nasdaq. Over the last few years, the stock market has experienced price and volume fluctuations. This volatility has sometimes been unrelated to the operating performance of particular companies. During 2013, the closing price of our common shares experienced a high of $16.80 on July 29, 2013 and a low of $5.18 on March 11, 2013, and our common shares traded at $2.22 on June 26, 2014. On August 21, 2012, we received a notification of deficiency from Nasdaq stating that market value of our publicly-held shares fell below certain minimum requirements for listing on the Nasdaq Global Select Market, with a grace period of 180 calendar days to regain compliance. Nasdaq has since notified us that we regained compliance within the applicable grace period. In addition, because the market price of our common shares has dropped below $5.00 per share, brokers generally prohibit shareholders from using such shares as collateral for borrowing in margin accounts. This inability to continue to use our common shares as collateral may lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares. Furthermore, if the volatility in the market continues or worsens, it could have a further adverse affect on the market price of our common shares, regardless of our operating performance.

The market price of our common shares is due to a variety of factors, including:

•	fluctuations in interest rates;

•	fluctuations in the availability or the price of oil;

•	fluctuations in foreign currency exchange rates;

•	announcements by us or our competitors;

•	changes in our relationships with customers or suppliers;

•	actual or anticipated fluctuations in our semi-annual and annual results and those of other public companies in our industry;

•	changes in United States or foreign tax laws;

•	actual or anticipated fluctuations in our operating results from period to period;

•	shortfalls in our operating results from levels forecast by securities analysts;

•	market conditions in the shipping industry and the general state of the securities markets;

•	mergers and strategic alliances in the shipping industry;

•	changes in government regulation;

•	a general or industry-specific decline in the demand for, and price of, our common shares resulting from capital market conditions independent of our operating performance;

•	the loss of any of our key management personnel; and

•	our failure to successfully implement our business plan.

There may not be a continuing public market for you to resell our common shares.

Our common shares began trading in July of 2004 on the Nasdaq National Market, and our common shares currently trade on the Nasdaq Global Select Market; however, an active and liquid public market for our common shares may not continue and you may not be able to sell your common shares in the future at the price that you paid for them or at all. As noted above, on August 21, 2012, we received a notification of deficiency from Nasdaq stating that market value of our publicly-held shares fell below certain minimum requirements for listing on the Nasdaq Global Select Market, with a grace period of 180 calendar days to regain compliance. Nasdaq has since notified us that we regained compliance within the applicable grace period.

Further, lack of trading volume in our stock may affect investors’ ability to sell their shares. Our common shares have been experiencing low daily trading volumes in the market. As a result, an investor may be unable to sell all of such investor’s shares in the desired time period, or may only be able to sell such shares at a significant discount to the previous closing price.

We may issue additional common shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our common shares.

We have authorized 1,000,000,000 shares for issuance, and 18,969,989 common shares are issued and outstanding as of the date of this prospectus. We may issue additional common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness, or our equity incentive plan, without shareholder approval, in a number of circumstances. Our existing shareholders may experience significant dilution if we issue shares in the future at prices significantly below the price at which previous shareholders invested.

We have outstanding warrants to purchase up to 5,330,000 common shares issued in a public offering in June 2014. The warrants have an exercise price of $2.50 per share, are exercisable immediately, and will expire five years from the date of issuance. The exercise price is subject to adjustment in the event of sales of our common shares at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common shares at a conversion or exercise price less than the exercise price then in effect). In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Our issuance of additional common shares or other equity securities of equal or senior rank could have the following additional effects:

•	our existing shareholders’ proportionate ownership interest in us will decrease;

•	decrease our earnings per share if we become profitable;

•	the amount of cash available for dividends payable on our common shares may decrease;

•	the relative voting strength of each previously outstanding common share may be diminished; and

•	the market price of our common shares may decline.

In addition, future sales of our common shares or other securities in the public markets, or the perception that these sales may occur, could cause the market price of our common shares to decline, and could materially impair our ability to raise capital through the sale of additional securities.

Evangelos J. Pistiolis, our President, Chief Executive Officer and Director indirectly holds approximately 40.1% of our common shares and has the power to exert control over us, which may limit your ability to influence our actions.

As of the date of this prospectus, Sovereign Holdings Inc., or Sovereign, Epsilon Holdings Inc, Oscar Shipholding Ltd and Race Navigation Inc., companies that are wholly-owned by our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, own approximately 40.1% of our outstanding common shares. In addition, Race Navigation Inc. holds 1,250,000 warrants to purchase common shares at an exercise price of $2.50 per common share. Due to the number of shares he indirectly holds, Mr. Pistiolis, through Sovereign, Epsilon Holdings Inc, Oscar Shipholding Ltd and Race Navigation Inc., has the power to exert control over our actions and to effectively control the outcome of matters on which our shareholders are entitled to vote, including the election of our directors and other significant corporate actions. The interests of this stockholder may be different from your interests.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management’s examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to these assumptions and matters discussed elsewhere herein, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the strength of world economies and currencies, general market conditions, including fluctuations in charterhire rates and vessel values, changes in demand in the shipping market, including the effect of changes in OPEC’s petroleum production levels and worldwide oil consumption and storage, changes in regulatory requirements affecting vessel operations including requirements for double hull tankers, changes in Top Ships Inc.’s operating expenses, including bunker prices, dry-docking and insurance costs, changes in governmental rules and regulations or actions taken by regulatory authorities, changes in the price of our capital investments, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents, political events, piracy or acts by terrorists, and other important factors described from time to time in the reports filed by us with the Commission.

See the section entitled “Risk Factors,” on page 6 of this prospectus and in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on February 14, 2014, and incorporated by reference herein, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the years ended December 31, 2009, 2010, 2011, 2012 and 2013 and for the three months ended March 31, 2014(1).

	Year Ended December 31,					Three Months Ended March 31, 2014
	2009	2010	2011	2012	2013
Earnings / (Loss):
Net income / (loss)	$(50,196)	$2,513	$(189,112)	$(63,984)	$1,408	$54
Add: Fixed charges	15,048	14,652	16,267	9,048	6,479	31
Less: Distributed income of equity investees	—	—	—	—	—	—
Less: Interest capitalized	(1,461)	—	—	—	—	—

Total Earnings	$(36,609)	$17,165	$(172,845)	$(54,936)	$7,887	$85

Fixed Charges
Interest expensed and capitalized	$12,623	$11,241	$10,068	$7,240	$4,644	$31
Amortization and write-off of capitalized expenses related to indebtedness	2,425	3,411	6,199	1,808	1,835	0

Total Fixed Charges	$15,048	$14,652	$16,267	$9,048	$6,479	$31

Ratio of Earnings to Fixed Charges(2)	—	1.2	—	—	1.2	2.7
Dollar amount of the coverage deficiency	51,657	—	189,112	63,984	—	—

For the years 2009, 2011 and 2012 the ratio of earnings to fixed charges was negative, translating to coverage deficiencies of $51,657; $189,112 and $63,984 respectively.

(1)	We have not issued any preferred stock as of the date of this prospectus.
(2)	For purposes of computing the consolidated ratio of earnings to fixed charges, “earnings” consist of pre-tax income from continuing operations prepared under GAAP plus fixed charges and “fixed charges” represent interest incurred and amortization of deferred financing costs. The consolidated ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.

USE OF PROCEEDS

We intend to use net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

CAPITALIZATION

Each prospectus supplement will include information on our consolidated capitalization.

DILUTION

Information about the amount by which the offering price of our common shares issued pursuant to this prospectus exceeds the net tangible book value per share of our common shares following such issuance will be included in a prospectus supplement.

PRICE RANGE OF SHARES OF COMMON STOCK

Our common shares trade on the Nasdaq Global Select Market under the symbol “TOPS.” All share prices have been adjusted to account for a 1-for-10 reverse stock split of our common shares effected on June 24, 2011 and a 1-for-7 reverse stock split of our common shares effected on April 21, 2014. The following table sets forth the high and low closing prices for each of the periods indicated for our common shares.

	High	Low
For the Year Ended December 31,
2013	$20.51	$4.90
2012	$36.40	$6.16
2011	$81.20	$7.00
2010	$91.00	$43.40
2009	$271.60	$47.18

For the Quarter Ended
March 31, 2014	$14.77	$8.47
December 31, 2013	$14.70	$9.10
September 30, 2013	$20.51	$9.17
June 30, 2013	$12.18	$8.12
March 31, 2013	$10.85	$4.90

December 31, 2012	$10.15	$6.16
September 30, 2012	$13.09	$7.77
June 30, 2012	$26.25	$8.47
March 31, 2012	$20.23	$7.00

For the Month
June 2014 (through June 26, 2014)	$3.25	$1.81
May 2014	$6.37	$3.62
April 2014	$10.15	$6.99
January 2014	$10.50	$9.66
December 2013	$12.18	$8.47
November 2013	$14.77	$11.20
October 2013	$14.70	$10.29

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

In addition, we may sell some or all of our securities included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers.

In addition, we may enter into option or other types of transactions that require us or them to deliver our securities to a broker-dealer, who will then resell or transfer the securities under this prospectus. We may enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of our shares of common stock by broker-dealers;

•	sell shares of common stock short themselves and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver shares of common stock to a broker-dealer, who will then resell or transfer the shares of common stock under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Any broker-dealers or other persons acting on our behalf that participate with us in the distribution of the securities, may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

At the time that any particular offering of securities is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of securities being offered, the purchase price of the securities, the initial offering price of the securities, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from us, and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Furthermore, we, our executive officers, our directors and major shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Market, the existing trading market for our shares of common stock, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to all of the securities offered and sold by us under this registration statement.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Some of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws.

Furthermore, there is substantial doubt that courts in the countries in which we or our subsidiaries are incorporated or where our assets or the assets of our subsidiaries, directors or officers and such experts are located (i) would enforce judgments of U.S. courts obtained in actions against us or our subsidiaries, directors or officers and such experts based upon the civil liability provisions of applicable U.S. federal and state securities laws or (ii) would enforce, in original actions, liabilities against us or our subsidiaries, directors or officers and such experts based on those laws.

DESCRIPTION OF CAPITAL STOCK

For purposes of the description of the Company’s capital stock below, references to “us,” “we” and “our” refer only to Top Ships Inc. and not any of our subsidiaries.

Purpose

Our purpose, as stated in our Amended and Restated Articles of Incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our Amended and Restated Articles of Incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capitalization

The Company’s authorized capital stock consists of 1,000,000,000 common shares, par value $0.01 per share, of which 18,969,989 shares were issued and outstanding as of the date of this prospectus and 20,000,000 preferred shares with par value of $0.01, of which no shares are issued and outstanding. The Board of Directors has the authority to establish such series of preferred stock and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions as shall be stated in the resolution or resolutions providing for the issue of such preferred stock.

Share History

Our predecessor, Ocean Holdings Inc., was formed as a corporation in January 2000 under the laws of the Republic of the Marshall Islands and renamed Top Tankers Inc. in May 2004. In December 2007, Top Tankers Inc. was renamed Top Ships Inc. Our common shares are currently listed on the Nasdaq Global Select Market under the symbol “TOPS.”

Stockholders Rights Agreement

We entered into a Stockholders Rights Agreement with Computershare Investor Services, LLC, as Rights Agent, as of August 19, 2005, as amended on August 24, 2011 and March 19, 2014. Under this Agreement, we declared a dividend payable of one right, or Right, to purchase one one-thousandth of a share of the Company’s Series A Participating Preferred Stock for each of our outstanding common shares, par value $0.01 per share. The Rights will separate from the common shares and become exercisable after (1) the 10th day after public announcement that a person or group acquires ownership of 15% or more of our common shares or (2) the 10th business day (or such later date as determined by our Board of Directors) after a person or group announces a tender or exchange offer which would result in that person or group holding 15% or more of our common shares. On the distribution date, each holder of a right will be entitled to purchase for $25 (the “Exercise Price”) a fraction (1/1000th) of one share of our preferred stock which has similar economic terms as one common share. If an acquiring person (an “Acquiring Person”) acquires more than 15% of our common shares then each holder of a right (except that Acquiring Person) will be entitled to buy at the exercise price, a number of shares of our common shares which has a market value of twice the exercise price. If after an Acquiring Person acquires more than 15% of our common shares, we merge into another company or we sell more than 50% of our assets or earning power, then each holder of right (except for those owned by the acquirer) will be entitled to purchase at the Exercise Price, a number of common shares of the surviving entity which has a then current market value of twice of the Exercise Price. Any time after the date an Acquiring Person obtains more than 15% of our common shares and before that Acquiring Person acquires more than 50% of our outstanding common shares, we may exchange each right owned by all other rights holders, in whole or in part, for one common share. The rights expire on the earliest of (1) August 31, 2015 or (2) the exchange or redemption of the rights as described above. We can redeem the rights at any time on or prior to the earlier of a public announcement that a person has acquired ownership of 15% or more of our common shares, or the expiration date. The terms of the rights and the

Stockholders Rights Agreement may be amended without the consent of the rights holders at any time on or prior to the Distribution Date. After the Distribution Date, the terms of the rights and the Stockholders Rights Agreement may be amended to make changes that do not adversely affect the rights of the rights holders (other than the Acquiring Person). The rights do not have any voting rights. The rights have the benefit of certain customary anti-dilution protections.

On August 24, 2011, the Stockholders Rights Agreement was amended to provide that the purchase by Sovereign of our common shares pursuant to the Stock Purchase Agreement dated August 23, 2011, by and between the Company and Sovereign, shall not cause Sovereign, or any beneficial owner or Affiliate or Associate thereof, to be considered an “Acquiring Person.”

On March 19, 2014, the Stockholders Rights Agreement was amended to provide that the purchase of our common shares on March 19, 2014 pursuant to the Share Purchase Agreements dated March 19, 2014 shall not cause any of the purchasers under those Share Purchase Agreements, including Epsilon Holdings Inc and Oscar Shipholding Ltd, companies wholly owned by our President, Chief Executive Officer and Director, Evangelos J. Pistiolis, or any beneficial owner or Affiliate or Associate thereof, to be considered an “Acquiring Person.”

General

Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws. Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act, or BCA. Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws do not impose any limitations on the ownership rights of our shareholders.

Under our Amended and Restated By-laws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings of the shareholders, unless otherwise prescribed by law, may be called for any purpose or purposes at any time exclusively by the Board of Directors. Notice of every annual and special meeting of shareholders shall be given at least 15 but not more than 60 days before such meeting to each shareholder of record entitled to vote thereat.

Directors. Our directors are elected by a plurality of the votes cast at a meeting of the shareholders by the holders of shares entitled to vote in the election. Our Amended and Restated Articles of Incorporation and Amended and Restated By-laws prohibit cumulative voting in the election of directors.

The Board of Directors must consist of at least one member and not more than twelve, as fixed from time to time by the vote of not less than 662/3% of the entire board. Each director shall be elected to serve until the third succeeding annual meeting of shareholders and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors, and to members of any committee, for attendance at any meeting or for services rendered to us.

Classified Board

Our Amended and Restated Articles of Incorporation provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal

Our Amended and Restated Articles of Incorporation and Amended and Restated by-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Amended and Restated Articles of Incorporation provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Dissenters’ Rights of Appraisal and Payment. Under the Business Corporation Act of the Republic of the Marshall Islands, or BCA, our shareholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of the articles, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve shareholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Shareholders’ Derivative Actions. Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents. Several provisions of our Amended and Restated Articles of Incorporation and Amended and Restated by-laws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Business Combinations

The Company’s Amended and Restated Articles of Incorporation include provision which prohibit the Company from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the Board approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested shareholder; and

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering.

Limited Actions by Shareholders

Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders.

Our Amended and Restated Articles of Incorporation and our Amended and Restated By-laws provide that only our Board of Directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual meeting.

Blank Check Preferred Stock

Under the terms of our Amended and Restated Articles of Incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 20,000,000 shares of blank check preferred stock. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Super-majority Required for Certain Amendments to Our By-Laws

On February 28, 2007, we amended our by-laws to require that amendments to certain provisions of our by laws may be made when approved by a vote of not less than 662/3% of the entire Board of Directors. These provisions that require not less than 662/3% vote of the Board of Directors to be amended are provisions governing: the nature of business to be transacted at our annual meetings of shareholders, the calling of special meetings by our Board of Directors, any amendment to change the number of directors constituting our Board of Directors, the method by which our Board of Directors is elected, the nomination procedures of our Board of Directors, removal of our Board of Directors and the filling of vacancies on our Board of Directors.

Stockholders Rights Agreement

We have entered into a Stockholders Rights Agreement with Computershare Investor Services LLC, as Rights Agent. See “Description of Capital Stock—Stockholders Rights Agreement” above.

Transfer Agent

The registrar and transfer agent for our common shares is Computershare Trust Company, Inc.

Listing

Our common shares traded on the Nasdaq Global Select Market under the symbol “TOPS.”

June 2014 Warrants

On June 11, 2014 we sold in an underwritten public offering 10,000,000 shares of our common stock, and warrants (the “June 2014 Warrants”) to purchase 5,000,000 common shares, at $2.00 per common share and $0.00001 per warrant. The June 2014 Warrants have an exercise price of $2.50 per share, are exercisable immediately, and will expire five years from the date of issuance. We granted the underwriters a 45-day option to purchase up to an additional 1,500,000 common shares and/or up to 750,000 additional June 2014 Warrants to cover over-allotments, if any. The offering closed on June 11, 2014. On June 11 and June 13, 2014, the underwriters partially exercised their over-allotment option to purchase an additional 660,000 common shares and 330,000 June 2014 Warrants.

Exercisability

Each June 2014 Warrant entitles the holder to purchase one common share. The June 2014 Warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The June 2014 Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment in full for the number of our common shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the June 2014 Warrant, the holder will not have the right to exercise any portion of the June 2014 Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (subject to increase or decrease by a holder to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to us and any such increase or decrease will apply only to the holder sending such notice and not to any other holder of June 2014 Warrants) of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the June 2014 Warrants.

Exercise Price

The initial exercise price per common share purchasable upon exercise of the June 2014 Warrants is $2.50 per share.

Cashless Exercise

In the event that common shares underlying the June 2014 Warrants are no longer registered under the Exchange Act, the holder may, in its sole discretion, exercise the June 2014 Warrant in whole or in part and, in lieu of making cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of common shares determined according to the formula set forth in the June 2014 Warrant.

Transferability

Subject to applicable laws, the June 2014 Warrants may be transferred at the option of the holders upon surrender of the June 2014 Warrants to us together with the appropriate instruments of transfer.

Anti-Dilution Provisions

The exercise price is subject to adjustment in the event of sales of our common shares at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common shares at a conversion or exercise price less than the exercise price then in effect). In addition, the exercise price and the number of shares issuable upon exercise are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common shares, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fundamental Transaction

Upon the consummation of a Fundamental Transaction (as defined in the June 2014 Warrant), the holder of the June 2014 Warrant will have the right to receive, upon exercise of the June 2014 Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise in full of the June 2014 Warrant without regard to any limitations on exercise contained in the June 2014 Warrant.

A “Fundamental Transaction” is defined under the June 2014 Warrants as (i) we or any of our subsidiaries shall directly or indirectly (1) consolidate or merge with or into any other entity other than a subsidiary of ours, or (2) sell, lease, license, other than for purposes of granting a security interest assign, transfer, convey or otherwise dispose of all or substantially all of our respective properties or assets to any other person or entity, or (3) allow any other entity to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of our voting stock or (4) consummate a stock or share purchase agreement or other business combination with any other entity whereby such other person or entity acquires more than 50% of the outstanding shares of our voting stock or (5) (I) reorganize, recapitalize or reclassify our common stock, or (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving our common shares or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving our common shares or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by our issued and outstanding voting stock of ours; provided, however, that this clause (ii) shall not apply with respect to any person or group who is the beneficial owner, directly or indirectly, of at least 50% of the aggregate voting power represented by our issued and outstanding voting stock as of the date of this prospectus.

Rights as a Shareholder

Except as otherwise provided in the June 2014 Warrants or by virtue of such holder’s ownership of our common shares, the holder of a June 2014 Warrant does not have the rights or privileges of a holder of our common shares, including any voting rights, until the holder exercises the June 2014 Warrant.

Currently, no public market exists for our June 2014 Warrants. We do not intend to apply for the listing of the June 2014 Warrants on any national securities exchange. The common shares and June 2014 Warrants are immediately separable and were issued separately.

Warrant Agent

The warrant agent for our June 2014 Warrants is Computershare Trust Company, Inc.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. We may issue senior debt securities and subordinated debt securities pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and the trustee named in the indenture. These indentures will be filed either as exhibits to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to this registration statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.” The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an “indenture” and collectively as the “indentures.” Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

Certain of our subsidiaries may guarantee the debt securities we offer. Those guarantees may or may not be secured by liens, mortgages, and security interests in the assets of those subsidiaries. The terms and conditions of any such subsidiary guarantees, and a description of any such liens, mortgages or security interests, will be set forth in the prospectus supplement that will accompany this prospectus.

Our statements below relating to the debt securities and the indenture are summaries of their anticipated provisions, are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable United States federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement or supplemental indenture. For a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Neither indenture limits the amount of debt securities which may be issued, and each indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities will be unsecured and will rank in parity with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the applicable indenture and subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations;

•	the issue price, expressed as a percentage of the aggregate principal amount;

•	the maturity date;

•	the interest rate per annum, if any;

•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;

•	any optional or mandatory sinking fund provisions or exchangeability provisions;

•	the terms and conditions upon which conversion of any convertible debt securities may be effected, including the conversion price, the conversion period and other conversion provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;

•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;

•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;

•	any events of default not set forth in this prospectus;

•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;

•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;

•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;

•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable indenture;

•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;

•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable indenture;

•	whether the offered debt securities will be issued in the form of global securities or certificates in registered or bearer form;

•	any terms with respect to subordination;

•	any listing on any securities exchange or quotation system;

•	additional provisions, if any, related to defeasance and discharge of the offered debt securities; and

•	the applicability of any guarantees.

Subsequent filings may include additional terms not listed above. Unless otherwise indicated in subsequent filings with the SEC relating to the indenture, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the SEC, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income tax consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the SEC relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under a senior debt indenture. These senior debt securities would rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under a subordinated debt indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;

•	all capitalized lease obligations;

•	all hedging obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

•	but senior debt does not include:

•	subordinated debt securities; and

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, our subordinated debt securities.

Covenants

Under the terms of the indenture, a form of which is attached as an exhibit to the registration statement of which this prospectus forms a part, we covenant, among other things:

•	that we will duly and punctually pay the principal of and interest, if any, on the offered debt securities in accordance with the terms of such debt securities and the applicable indenture;

•	that so long as any offered debt securities are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and (ii) furnish to the trustee and holders of the offered debt securities all quarterly and annual financial information required to be furnished or filed with the SEC pursuant to Section 13 and 15(d) of the Exchange Act and with respect to the annual consolidated financial statements only, a report thereon by our independent auditors;

•	that we will deliver to the trustee after the end of each fiscal year a compliance certificate as to whether we have kept, observed, performed and fulfilled our obligations and each and every covenant contained under the applicable indenture;

•	that we will deliver to the trustee written notice of any event of default, with the exception of any payment default that has not given rise to a right of acceleration under the indenture;

•	that we will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the indenture or the offered debt securities;

•	that we will do or cause to be done everything necessary to preserve and keep in full force and effect our corporate existence and the corporate, partnership or other existence of certain of our subsidiaries whose preservation is determined to be desirable by our board of directors and material to the holders;

•	that we will, and we will cause each of our subsidiaries to, pay prior to delinquency all taxes, assessments and governmental levies, except as contested in good faith and by appropriate proceedings;

•	that in the event we are required to pay additional interest to holders of our debt securities, we will provide notice to the trustee, and where applicable, the paying agent, of our obligation to pay such additional interest prior to the date on which any such additional interest is scheduled to be paid; and

•	that we will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of the indenture.

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;

•	the ability to make certain payments, dividends, redemptions or repurchases;

•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;

•	mergers and consolidations by us or our subsidiaries;

•	sales of assets by us;

•	our ability to enter into transactions with affiliates;

•	our ability to incur liens; and

•	sale and leaseback transactions.

Modification of the Indentures

Each indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective indenture affected by the modification, taken together as a class. But no modification that:

•	changes the amount of securities whose holders must consent to an amendment, supplement or waiver;

•	reduces the rate of or changes the interest payment time on any security or alters its redemption provisions (other than any alteration to any such section which would not materially adversely affect the legal rights of any holder under the indenture) or the price at which we are required to offer to purchase the securities;

•	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;

•	waives a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of that series and a waiver of the payment default that resulted from such acceleration);

•	makes the principal of or interest, if any, on any security payable in any currency other than that stated in the security;

•	makes any change with respect to holders’ rights to receive principal and interest, certain modifications affecting shareholders or certain currency-related issues; or

•	waives a redemption payment with respect to any security or changes any of the provisions with respect to the redemption of any securities will be effective against any holder without his consent. In addition, other terms as specified in subsequent filings may be modified without the consent of the holders.

Events of Default

Each indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;

•	default in any payment of principal or premium at maturity;

•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable indenture which continues for 60 days after we receive notice of the default;

•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor) having a principal amount in excess of a minimum amount set forth in the applicable subsequent filing, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and

•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each indenture requires us to file annually after debt securities are issued under that indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that indenture. Each indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the indenture.

Defeasance and Discharge

The terms of each indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or United States government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right not to comply with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that the deposit and related covenant defeasance should not cause the holders of such series to recognize income, gain or loss for United States federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Subsidiary Guarantees

Certain of our subsidiaries may guarantee the debt securities we offer. In that case, the terms and conditions of the subsidiary guarantees will be set forth in the applicable prospectus supplement. Unless we indicate differently in the applicable prospectus supplement, if any of our subsidiaries guarantee any of our debt securities that are subordinated to any of our senior indebtedness, then the subsidiary guarantees will be subordinated to the senior indebtedness of such subsidiary to the same extent as our debt securities are subordinated to our senior indebtedness.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interests through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;

•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or

•	there shall have occurred and be continuing an event of default under the applicable indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or DTC, acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC, is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the SEC. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or NSCC, and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or DTCC. DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institution in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the SEC.

The 2013 DTCC Board of Directors is composed of 19 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including international broker/dealers, custodian and clearing banks, and investment institutions; of these, two directors are designated by DTCC’s preferred shareholders, NYSE Euronext and FINRA. Three directors are from non-participants. The remaining two are the chairman, and the president and the chief executive officer of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our debt or equity securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the number and type of our securities purchasable upon exercise of such warrants;

•	the price at which our securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if applicable, a discussion of any material United States federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of any of our debt or equity securities issued by us.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions, provisions relating to U.S. federal income tax considerations, if any, or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the senior indenture or the subordinated indenture.

The purchase contracts will be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;

•	the number of rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the amount of rights outstanding;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more of our rights, purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the rights, purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units;

•	if applicable, a discussion of any material U.S. federal income tax considerations; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

SEC registration fee		$32,200
FINRA filing fee		$38,000
Nasdaq listing fee	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Printing and engraving expenses	$		*
Transfer agent and registrar fees	$		*
Indenture trustee fees and expenses	$		*
Blue sky fees and expenses	$		*
Miscellaneous	$		*

Total	$		*

*	To be provided by a prospectus supplement or as an exhibit to Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York with respect to matters of United States, Marshall Islands and Liberian law.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference from the Company’s 6-K dated June 27, 2014 as of December 31, 2012 and 2013 and for each of the three years in the period ended December 31, 2013, have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is also incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte. Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a & Granikou Str., GR 151 25 Maroussi, Athens, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Further information about our company is available on our website at http://www.topships.org. The information on our website does not constitute a part of this prospectus.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on February 14, 2014 (The financial statements included in Item 18 have been updated by the financial statements included in the Form 6-K dated June 27, 2014. Accordingly the auditors have not reissued their opinion on the financial statements included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2013, filed with the SEC on February 14, 2014).

•	our Report on Form 6-K, filed with the SEC on February 25, 2014.

•	our Report on Form 6-K, filed with the SEC on March 21, 2014.

•	our Report on Form 6-K, filed with the SEC on April 9, 2014.

•	our Report on Form 6-K, filed with the SEC on April 17, 2014.

•	our Report on Form 6-K, filed with the SEC on April 18, 2014.

•	our Report on Form 6-K, filed with the SEC on June 6, 2014.

•	our Report on Form 6-K, filed with the SEC on June 12, 2014.

•	our Report on Form 6-K, filed with the SEC on June 27, 2014.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any accompanying prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Top Ships Inc.

1 Vas. Sofias and Meg. Alexandrou Str,

15124 Maroussi, Greece

011 30 210 8128180 (telephone number)

These reports may also be obtained on our website at www.topships.org. None of the information on our website is a part of this prospectus.

Information provided by the Company

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of any stock exchange on which our common shares may be listed in the future, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Securities Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Securities Exchange Act relating to short swing profit reporting and liability.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8.	Indemnification of Directors and Officers.

The By-Laws of the Registrant provide that any person who is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another partnership, joint venture, trust or other enterprise shall be entitled to be indemnified by the Registrant upon the same terms, under the same conditions, and to the same extent as authorized by Section 60 of the Business Corporation Act of the Republic of The Marshall Islands, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was unlawful.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers:

(1)	Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

(2)	Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(3)	When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4)

Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

(5)	Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

(6)	Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7)	Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9.	Exhibits

The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the “Exhibit Index”).

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	—(d) Not applicable.

(e)	The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)	—(g) Not applicable.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

(k)	—(l) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on June 27, 2014.

TOP SHIPS INC.

By:	/s/ EVANGELOS J. PISTIOLIS
Name: EVANGELOS J. PISTIOLIS
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Evangelos J. Pistiolis, Alexandros Tsirikos, Gary J. Wolfe and Robert Lustrin his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended,, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Vangelis G. Ikonomou Vangelis G. Ikonomou	Director, Executive Vice President and Chairman of the Board

/s/ Evangelos J. Pistiolis Evangelos J. Pistiolis	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Alexandros Tsirikos Alexandros Tsirikos	Director and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Konstantinos Karelas Konstantinos Karelas	Director

/s/ Alexandros Economou Alexandros Economou	Director

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

PARNASOS SHIPPING COMPANY LIMITED

By:	/s/ ANNITA HADJIPASCHALI
Name: ANNITA HADJIPASCHALI
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Annita Hadjipaschali Annita Hadjipaschali	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Stylianos Giamanis Stylianos Giamanis	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Parnasos Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

JAPAN I SHIPPING COMPANY LIMITED

By:	/s/ STYLIANOS GIAMANIS
Name: STYLIANOS GIAMANIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Stylianos Giamanis Stylianos Giamanis	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Ioannis Lymperopoulos Ioannis Lymperopoulos	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Japan I Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

JAPAN II SHIPPING COMPANY LIMITED

By:	/s/ STYLIANOS GIAMANIS
Name: STYLIANOS GIAMANIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Stylianos Giamanis Stylianos Giamanis	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Ioannis Lymperopoulos Ioannis Lymperopoulos	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Japan II Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

JAPAN III SHIPPING COMPANY LIMITED

By:	/s/ STYLIANOS GIAMANIS
Name: STYLIANOS GIAMANIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Stylianos Giamanis Stylianos Giamanis	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Ioannis Lymperopoulos Ioannis Lymperopoulos	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Japan III Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

BANKSY SHIPPING COMPANY LIMITED

By:	/s/ DIMOSTHENIS ELEFTHERIADIS
Name: DIMOSTHENIS ELEFTHERIADIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director & President (Principal Executive Officer)

/s/ Ioannis Lymperopoulos Ioannis Lymperopoulos	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Pinelopi Platsouka Pinelopi Platsouka	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Banksy Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

TOP TANKER MANAGEMENT INC.

By:	/s/ STYLIANOS GIAMANIS
Name: STYLIANOS GIAMANIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Stylianos Giamanis Stylianos Giamanis	Director & President (Principal Executive Officer)

/s/ Ioannis Lymperopoulos Ioannis Lymperopoulos	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Top Tanker Management Inc. in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

ILISOS SHIPPING COMPANY LIMITED

By:	/s/ STYLIANOS GIAMANIS
Name: STYLIANOS GIAMANIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Stylianos Giamanis Stylianos Giamanis	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Annita Hadjipaschali Annita Hadjipaschali	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Ilisos Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

AMALFI SHIPPING COMPANY LIMITED

By:	/s/ PINELOPI PLATSOUKA
Name: PINELOPI PLATSOUKA
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Pinelopi Platsouka Pinelopi Platsouka	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, Treasurer & Secretary (Principal Financial Officer and Principal Accounting Officer)

/s/ Annita Hadjipaschali Annita Hadjipaschali	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Amalfi Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

LYNDON INTERNATIONAL CO

By:	/s/ EVANGELOS IKONOMOU
Name: EVANGELOS IKONOMOU
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Evangelos Ikonomou Evangelos Ikonomou	Director, President & Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Alexandros Tsirikos Alexandros Tsirikos	Director, Vice-President & Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Lyndon International Co in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

MONTE CARLO 37 SHIPPING COMPANY LIMITED

By:	/s/ DIMOSTHENIS ELEFTHERIADIS
Name: DIMOSTHENIS ELEFTHERIADIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, President & Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Stylianos Giamanis Stylianos Giamanis	Director, Vice-President & Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Monte Carlo 37 Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

MONTE CARLO SEVEN SHIPPING COMPANY LIMITED

By:	/s/ DIMOSTHENIS ELEFTHERIADIS
Name: DIMOSTHENIS ELEFTHERIADIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, President & Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Pinelopi Platsouka Pinelopi Platsouka	Director, Vice-President & Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Monte Carlo Seven Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

MONTE CARLO 39 SHIPPING COMPANY LIMITED

By:	/s/ DIMOSTHENIS ELEFTHERIADIS
Name: DIMOSTHENIS ELEFTHERIADIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director, President & Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Stylianos Giamanis Stylianos Giamanis	Director, Vice-President & Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Monte Carlo 39 Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

MYTIKAS SHIPPING COMPANY LIMITED

By:	/s/ ANNITA HADJIPASCHALI
Name: ANNITA HADJIPASCHALI
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Annita Hadjipaschali Annita Hadjipaschali	Director & President (Principal Executive Officer)

/s/ Dimosthenis Eleftheriadis Dimosthenis Eleftheriadis	Director & Treasurer (Principal Financial Officer and Principal Accounting Officer)

/s/ Stylianos Giamanis Stylianos Giamanis	Director & Vice President

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Mytikas Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

MONTE CARLO ONE SHIPPING COMPANY LIMITED

By:	/s/ IOANNIS LYMPEROPOULOS
Name: IOANNIS LYMPEROPOULOS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Ioannis Lymperopoulos Ioannis Lymperopoulos	Director, President & Treasurer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Pinelopi Platsouka Pinelopi Platsouka	Director, Vice-President & Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Monte Carlo One Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Athens, country of Greece on June 27, 2014.

MONTE CARLO LAX SHIPPING COMPANY LIMITED

By:	/s/ STYLIANOS GIAMANIS
Name: STYLIANOS GIAMANIS
Title: President / Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on June 27, 2014 in the capacities indicated.

Signature	Title

/s/ Stylianos Giamanis Stylianos Giamanis	Director & President (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Pinelopi Platsouka Pinelopi Platsouka	Director, Vice-President & Secretary

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative of Monte Carlo LAX Shipping Company Limited in the United States, has signed this registration statement in the City of Newark, State of Delaware, on June 27, 2014.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

Exhibit Index

Exhibit Number	Description

1.1	Form of Underwriting Agreement (for equity securities)*

1.2	Form of Underwriting Agreement (for debt securities)*

3.1	Third Amended and Restated Articles of Incorporation of Top Ships Inc.(1)

3.2	Amended and Restated By-Laws of the Company, as adopted on February 28, 2007(3)

4.1	Form of Share Certificate(2)

4.2	Specimen preferred stock certificate*

4.3	Form of warrant agreement*

4.4	Form of purchase contract*

4.5	Form of unit agreement*

4.6	Form of debt security indenture

4.7	Form of subordinated debt security indenture

4.8	Stockholders Rights Agreement with Computershare Investor Services, LLC, as Rights Agent as of August 19, 2005(4)

4.9	Amendment No. 1 to the Stockholders Rights Agreement with Computershare Investor Services, LLC, as Rights Agent, dated August 24, 2011(5)

4.10	Amendment No. 2 to the Stockholders Rights Agreement with Computershare Investor Services, LLC, as Rights Agent, dated March 19, 2014(6)

5.1	Opinion of Seward & Kissel LLP as to matters of United States, Marshall Islands and Liberian law

23.1	Consent of Seward & Kissel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (contained on signature page)

25.1	Form of T-1 Statement of Eligibility (senior indenture)*

25.2	Form of T-1 Statement of Eligibility (subordinated indenture)*

*	To be filed either as an amendment or as an exhibit to a report filed pursuant to the Securities Exchange Act of 1934 of the Registrant and incorporated by reference into this registration statement.
(1)	Incorporated by reference to the Company’s Current Report on Form 6-K, filed on June 24, 2011
(2)	Incorporated by reference to the Company’s Annual Report on Form 20-F, filed on June 29, 2009 (File No. 000-50859)
(3)	Incorporated by reference to the Company’s Current Report on Form 6-K filed on March 9, 2007
(4)	Incorporated by reference to the Company’s Registration Statement on Form 8-A (File No. 000-50859)
(5)	Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement on Form 8-A (File No. 000-50859)
(6)	Incorporated by reference to the Company’s Registration Statement on Form F-1, filed on April 29, 2014 (File No. 333-194690)